Exhibit 99.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is revised effective February 14, 2014 (the “Effective Date”) by and between U.S. Auto Parts Network, Inc., a Delaware corporation (the “Company”), and Shane Evangelist, an individual (the “Executive”). This Agreement was initially effective on October 12, 2007 (the “Initial Effective Date”) and was subsequently amended on March 29, 2010 and September 18, 2012.

WHEREAS, the parties hereto desire to amend the written agreement documenting the terms of Executive’s employment with the Company.

1. Duties and Responsibilities.

A. Executive shall continue to serve as the Company’s Chief Executive Officer, reporting directly to the Company’s Board of Directors. Executive shall have the duties and powers at the Company that are customary for an individual holding such positions.

B. Executive agrees to use his best efforts to advance the business and welfare of the Company, to render his services under this Agreement faithfully, diligently and to the best of his ability.

C. Executive shall be based at the Company’s office located at Carson, California, or at such other offices of the Company located within 30 miles of such offices.

2. Employment Period. Following the Effective Date, Executive’s employment with the Company shall be governed by the provisions of this Agreement for the period commencing as of the date hereof and continuing until the earlier of (i) Executive’s termination of employment with the Company for any reason, or (ii) the fifth anniversary of the Effective Date (the “Employment Period”). Provided that Executive’s employment has not been or is not being terminated for any reason, Executive and the Company agree to negotiate in good faith prior to the end of the Employment Period to enter into a new Employment Agreement to take effect after the Employment Period.

3. Cash Compensation.

A. Annual Salary. Executive’s base salary shall be $425,000 per year (the “Annual Salary”), which shall be payable in accordance with the Company’s standard payroll schedule (but in no event less frequent than on a monthly basis), and may be increased from time to time at the discretion of the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”). The Compensation Committee shall review Executive’s Annual Salary at least annually and may increase the Annual Salary from time to time at its sole discretion. Any increased Annual Salary shall thereupon be the “Annual Salary” for the purposes hereof. Executive’s Annual Salary shall not be decreased without his prior written consent at any time during the Employment Period.

B. Annual Target Bonus. Executive shall also be entitled to receive an annual target incentive bonus of up to 80% of the Executive’s current salary. The annual bonus shall be based upon the Company achieving its revenue and EBITDA goals, and Executive meeting the annual goals determined by the Compensation Committee. The amount of the annual target bonus payable to Executive with respect to any given year shall be determined by the Compensation Committee. The annual bonus shall be paid no later than the end of February following the year for which such bonus is being paid.

C. Applicable Withholdings. The Company shall deduct and withhold from the compensation payable to Executive hereunder any and all applicable federal, state and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under applicable statutes, regulations, ordinances or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages to employees.

4. Equity Compensation.

A. Prior Equity Awards. Any equity awards previously granted to Executive shall continue in effect in accordance with their existing terms unless superseded by the terms of this Agreement.

B. Other Equity Compensation. Executive shall also be entitled to participate in any other equity incentive plans of the Company. All such other options or other equity awards will be made at the discretion of the Company’s Compensation Committee of the Board of Directors pursuant and subject to the terms and conditions of the applicable equity incentive plan, including any provisions for repurchase thereof. The option exercise price or value of any equity award granted to Executive will be established by the Company’s Board of Directors as of the date such interests are granted but shall not be less than the fair market value of the class of equity underlying such award. Except with respect to any restricted stock unit awards granted to Executive (the “RSUs”) (the terms of which shall be governed by the applicable award agreements), the vesting of all stock options and other equity compensation awards (both time-based vesting and performance-based vesting at target level) granted to Executive that are outstanding on the date of Executive’s termination or resignation shall accelerate in full in the event that the Executive’s employment is terminated without Cause (as defined herein) or Executive resigns for Good Reason (as defined herein) within the period beginning three months before, and ending twelve months following, a Change in Control (as defined in the Company’s 2007 Omnibus Incentive Plan (the “Plan”)) (each, a “Change in Control Termination”). In the event of Executive’s termination or resignation for any reason, all stock options granted to Executive that are outstanding on the date of such termination or resignation shall remain exercisable until the earlier of (i) the expiration date set forth in the applicable stock option agreement or (ii) the expiration of one (1) year measured from the date of Executive’s termination or resignation. The provisions of this Section 4B of this Agreement shall govern the acceleration of Executive’s stock options and other equity compensation awards (other than the RSUs) in the event of a Change in Control Termination and the period for which Executive’s stock options remain exercisable following Executive’s termination or resignation for any reason and shall supersede any provisions to the contrary in any other agreement.

C. Equity Bonus Eligibility. Executive shall also be eligible to receive an annual target incentive bonus, additionally or in the alternative to the annual cash target incentive bonus described in Section 3B of this Agreement, in the form of common stock or restricted stock unit awards as determined by the Compensation Committee.

5. Expense Reimbursement. In addition to the compensation specified in Section 3, Executive shall continue to be entitled to receive reimbursement from the Company for all reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder, provided that Executive furnishes the Company, not later than the August 31 of the year following the year in which the expense was incurred, with vouchers, receipts and other details of such expenses in the form reasonably required by the Company to substantiate a deduction for such business expenses under all applicable rules and regulations of federal and state taxing authorities. The Company shall reimburse such expenses as soon as practicable, but in no event later than ninety (90) days after such documentation is received.

6. Fringe Benefits.

A. Group Plans. Executive shall, throughout the Employment Period, continue to be eligible to participate in all of the group term life insurance plans, group health plans, accidental death and dismemberment plans, short-term disability programs, retirement plans, profit sharing plans or other plans (for which Executive qualifies) that are available to the executive officers of the Company. During the Employment Period, the Company will pay for coverage for Executive and his spouse and dependents residing in Executive’s household (collectively, the “Dependents”) under the Company’s health plan, and coverage for Executive under the Company’s accidental death and dismemberment plan and for short-term disability. In the event Executive elects not to participate in the Company’s health plan, the Company shall reimburse Executive for the cost of alternative health care coverage of his choosing for Executive and his Dependents in an amount up to $1,500 per month. Payment for all other benefit plans will be paid in accordance with the Company’s policy in effect for similar executive positions.

B. Vacation. Executive shall continue be entitled to at least four weeks paid vacation per year. Vacation shall accrue pursuant to the Company’s vacation benefit policies.

C . Auto Allowance. Executive shall continue to be entitled to an auto allowance for one vehicle for Executive’s use up to $1,250 per month (“Auto Allowance”).

D. Indemnification. As of the Initial Effective Date and in July 2009, the Company and Executive entered into the Company’s standard indemnification agreement for its key executives.

7. Termination of Employment. Executive’s employment with the Company continues to be “at-will.” This means that it is not for any specified period of time and can be terminated by Executive or the Company at any time, with or without advance notice, and for any or no particular reason or cause. Upon such termination, Executive (or, in the case of Executive’s death, Executive’s estate and beneficiaries) shall have no further rights to any other compensation or benefits from the Company on or after the termination of employment except as follows:

A. Termination For Cause. In the event the Company terminates Executive’s employment with the Company prior to expiration of the Employment Period for Cause (as defined below), the Company shall pay to Executive the following: (i) Executive’s unpaid Annual Salary that has been earned through the termination date of his employment; (ii) Executive’s accrued but unused vacation; (iii) any accrued expenses pursuant to Section 5 above, and (iv) any other payments as may be required under applicable law (subsections (i) through (iv) above shall collectively be referred to herein as the “Required Payments”). For purposes of this Agreement, “Cause” shall mean that Executive has engaged in any one of the following: (i) misconduct involving the Company or its assets, including, without limitation, misappropriation of the Company’s funds or property; (ii) reckless or willful misconduct in the performance of Executive’s duties in the event such conduct continues after the Company has provided 30 days written notice to Executive and a reasonable opportunity to cure; (iii) conviction of, or plea of nolo contendre to, any felony or misdemeanor involving dishonesty or fraud; (iv) the violation of any of the Company’s policies, including without limitation, the Company’s policies on equal employment opportunity and the prohibition against unlawful harassment; (v) the material breach of any provision of this Agreement after 30 days written notice to Executive of such breach and a reasonable opportunity to cure such breach; or (vi) any other misconduct that has a material adverse effect on the business or reputation of the Company.

B. Termination Upon Death or Disability. If Executive dies during the Employment Period, the Executive’s employment with the Company shall be deemed terminated as of the date of death, and the obligations of the Company to or with respect to Executive shall terminate in their entirety upon such date except as otherwise provided under this Section 7B. If Executive becomes Disabled (as defined below), then the Company shall have the right, to the extent permitted by law, to terminate the employment of Executive upon 30 days prior written notice in writing to Executive. Upon termination of employment due to the death or Disability of Executive, Executive (or Executive’s estate or beneficiaries in the case of the death of Executive) shall be entitled to receive the Required Payments. Additionally, upon termination of employment due to the Executive’s death, or due to the Company’s involuntary termination of Executive’s employment due to the Executive’s Disability, Executive (or Executive’s estate or beneficiaries in the case of the death of Executive) shall also be entitled to the following: (i) any unpaid annual target bonus under Section 3B for the year immediately prior to the year of such termination (in an amount equal to the bonus percentage accrued by the Company, pursuant to GAAP, through the last closed accounting month prior to the time of such termination) and a pro-rated share of Executive’s annual target bonus under Section 3B for the year of such termination (in an amount equal to the bonus percentage accrued by the Company, pursuant to GAAP, through the last closed accounting month prior to the time of such termination), which bonus amounts shall be paid at the earlier of (A) such time as the Company regularly pays bonuses, or (B) no later than 2  1⁄2 months following the calendar year in which the termination occurs; and (ii) continuation of his Annual Salary following such termination for a period of one year, which shall be payable in accordance with the Company’s standard pay schedules; and (iii) in the case of termination due to Disability, the Company shall reimburse Executive’s COBRA payments for Executive’s health insurance benefits for a period of one year. For the purposes of this Agreement, “Disability” shall mean a physical or mental impairment which, the Board of Directors determines, after consideration and implementation of reasonable accommodations, precludes the Executive from performing his essential job functions for a period longer than three consecutive months or a total of one hundred twenty (120) days in any twelve month period.

C. Termination for Any Other Reason; Resignation for Good Reason. Should the Company terminate Executive’s employment (other than for Cause or as a result of Executive’s Death or Disability), or the Company does not enter into a new Employment Agreement with Executive prior to the fifth anniversary of the Effective Date (other than because the Executive has been or is being terminated for Cause or because of the Executive’s death or Disability) and this Agreement expires, or in the event Executive resigns for Good Reason (as defined below) within two years following the initial occurrence of the event giving rise thereto, then the Company shall pay Executive the Required Payments; and Executive shall also be entitled to the following: (i) any unpaid annual target bonus under Section 3B for the year immediately prior to the year of such termination, expiration or resignation (in an amount equal to the bonus percentage accrued by the Company, pursuant to GAAP, through the last closed accounting month prior to the time of such termination, expiration or resignation) and a pro-rated share of Executive’s annual target bonus under Section 3B for the year of such termination, expiration or resignation (in an amount equal to the bonus percentage accrued by the Company, pursuant to GAAP, through the last closed accounting month prior to the time of such termination, expiration or resignation), which bonus amounts shall be paid at the earlier of (A) such time as the Company regularly pays bonuses, or (B) no later than 2  1⁄2 months following the calendar year in which the termination, expiration or resignation occurs; (ii) continuation of Executive’s Annual Salary, which shall be payable in accordance with the Company’s standard pay schedules for a period of one year; (iii) continuation of Executive’s monthly Auto Allowance for a period of one year; and (iv) the Company shall also reimburse Executive’s actual COBRA payments for Executive’s health insurance benefits for a period of one year. This Section 7C is intended to qualify as an involuntary separation pay arrangement that is exempt from application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) because certain severance payments are treated as paid on account of an involuntary separation (including a separation for Good Reason) and paid in a lump sum within the “short-term deferral” period following the time the Executive obtains a vested right to such payments. For the purposes of this Agreement, “Good Reason” shall mean Executive’s voluntary resignation for any of the following events that results in a material negative change to the Executive; (i) a reduction in the scope of Executive’s authorities, duties and responsibilities or a reduction in the authority, level of management, duties or responsibilities of the supervisor to whom the Executive is required to report; (ii) a reduction without Executive’s prior written consent in either his level of Annual Salary or his target annual bonus as a percentage of Annual Salary; (iii) a relocation of Executive more than thirty (30) miles from the Company’s current corporate headquarters as of the date hereof, (iv) a material breach of any provision of this Agreement by the Company or (v) the failure of the Company to have a successor entity specifically assume this Agreement. Following a Change in Control (as defined in the

Plan), Good Reason shall include (x) a material negative change in authority, duties or responsibilities resulting from the Executive no longer being an executive officer of a publicly-traded company and (y) the Company’s chief executive officer (immediately prior the Change in Control) no longer being the chief executive officer of the successor publicly-traded company. Notwithstanding the foregoing, the Executive shall be entitled to benefits described in this Section 7C and in Section 4B due to a resignation resulting from (x) or (y) of the preceding sentence only if such resignation occurs more than six months after the Change in Control. Notwithstanding the foregoing, “Good Reason” shall only be found to exist if prior to Executive’s resignation for Good Reason, the Executive has provided not more than 90 days following the initial occurrence thereof, written notice to the Company of such Good Reason event indicating and describing the event resulting in such Good Reason, and the Company does not cure such event within 90 days following the receipt of such notice from Executive.

D. Health Care Reform Compliance. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the Company cannot provide the health insurance premium reimbursement benefits under this Section 7 without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof pay Executive a taxable cash amount, which payment shall be made regardless of whether Executive elects or pays for health insurance benefits following termination (the “Health Care Benefit Payment”). The Health Care Benefit Payment shall be paid in monthly installments on the same schedule that the health insurance premium reimbursement amounts would otherwise have been paid. The Health Care Benefit Payment shall be equal to the amount that the Executive would have otherwise paid for health insurance premiums (which amount shall be calculated based on the premium for the first month of coverage), and shall be paid until the expiration of the one year period following Executive’s termination.

8. Non-Competition During the Employment Period. Executive acknowledges and agrees that given the extent and nature of the confidential and proprietary information he will obtain during the course of his employment with the Company, it would be inevitable that such confidential information would be disclosed or utilized by the Executive should he obtain employment from, or otherwise become associated with, an entity or person that is engaged in a business or enterprise that directly competes with the Company. Consequently, during any period for which Executive is receiving payments from the Company, either as wages or as a severance benefit , Executive shall not, without prior written consent of the Chief Executive Officer, directly or indirectly own, manage, operate, control or participate in the ownership, management, operation or control of, or be employed by or provide advice to, any enterprise that is engaged in any business directly competitive to that of the Company in the aftermarket auto parts market in the United States; provided, however, that such restriction shall not apply to any passive investment representing an interest of less than 1% of an outstanding class of publicly-traded securities of any company or other enterprise where Executive does not provide any management, consulting or other services to such company or enterprise.

9. Proprietary Information. Executive has executed or is concurrently executing the Company’s standard Confidential Information and Assignment of Inventions Agreement (the “Confidentiality Agreement”), which is hereby incorporated by this reference as if set forth fully herein. Executive’s obligations pursuant to the Confidentiality Agreement will survive termination of Executive’s employment with the Company. Executive agrees that he will not use or disclose to the Company any confidential or proprietary information from any of his prior employers.

10. Successors and Assigns. This Agreement is personal in its nature and the Executive shall not assign or transfer his rights under this Agreement. The provisions of this Agreement shall inure to the benefit of, and shall be binding on, each successor of the Company whether by merger, consolidation, transfer of all or substantially all assets, or otherwise, and the heirs and legal representatives of Executive.

11. Notices. Any notices, demands or other communications required or desired to be given by any party shall be in writing and shall be validly given to another party if served either personally or via overnight delivery service such as Federal Express, postage prepaid, return receipt requested. If such notice, demand or other communication shall be served personally, service shall be conclusively deemed made at the time of such personal service. If such notice, demand or other communication is given by overnight delivery, such notice shall be conclusively deemed given two business days after the deposit thereof addressed to the party to whom such notice, demand or other communication is to be given as hereinafter set forth:

To the Company:	U.S. Auto Parts Network, Inc.
16941 Keegan Avenue
Carson, California 90746
Attn: Chief Financial Officer

To Executive:	At Executive’s last residence as provided by
Executive to the Company for payroll records.

Any party may change such party’s address for the purpose of receiving notices, demands and other communications by providing written notice to the other party in the manner described in this Section 11.

12. Governing Documents. This Agreement, along with the documents expressly referenced in this Agreement, constitute the entire agreement and understanding of the Company and Executive with respect to the terms and conditions of Executive’s employment with the Company and the payment of severance benefits, and supersedes all prior and contemporaneous written or verbal agreements and understandings between Executive and the Company relating to such subject matter. This Agreement may only be amended by written instrument signed by Executive and an authorized officer or director of the Company. Any and all prior agreements, understandings or representations relating to the Executive’s employment with the Company are terminated and cancelled in their entirety and are of no further force or effect.

13. Governing Law. The provisions of this letter agreement will be construed and interpreted under the laws of the State of California. If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole. Should any provision of this Agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this Agreement shall continue in full force and effect.

14. Remedies. All rights and remedies provided pursuant to this Agreement or by law shall be cumulative, and no such right or remedy shall be exclusive of any other. A party may pursue any one or more rights or remedies hereunder, or may seek damages or specific performance in the event of another party’s breach hereunder, or may pursue any other remedy by law or equity, whether or not stated in this Agreement.

15. No Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate as, or be construed as, a waiver of any later breach of that provision.

16. Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

17. Section 409A.

(a) Notwithstanding anything to the contrary herein, the following provisions apply to the extent severance benefits provided herein are subject to Section 409A of Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). Severance benefits shall not commence until Executive has a “separation from service” for purposes of Section 409A. Each installment of severance benefits is a separate “payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i), and the severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(5) to the maximum extent such exemptions are available. However, to the extent such exemptions are not available and Executive is, upon separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of (i) six (6) months and one day after Executive’s separation from service, or (ii) Executive’s death. The parties acknowledge that the exemptions from application of Section 409A to severance benefits are fact specific, and any later amendment of this Agreement to alter the timing, amount or conditions that will trigger payment of severance benefits may preclude the ability of severance benefits provided under this Agreement to qualify for an exemption.

(b) It is intended that this Agreement shall comply with the requirements of Section 409A, and any ambiguity contained herein shall be interpreted in such manner so as to avoid adverse personal tax consequences under Section 409A. Notwithstanding the foregoing, the Company shall in no event be obligated to indemnify the Executive for any taxes or interest that may be assessed by the IRS pursuant to Section 409A of the Code to payments made pursuant to this Agreement. To the extent that any severance benefit payments are delayed as required by this Agreement due to the application of Section 409A, all suspended payments shall earn and accrue interest at the prevailing “Prime Rate” of interest as published by The Wall Street Journal at the time the payment is made, and any suspended payment when so made, shall be made as a lump sum payment, including accrued interest.

18. Section 280G.

(a) If any payment or benefit Executive will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

(b) Notwithstanding any provision of Section 18(a) to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A of the Code shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A of the Code.

(c) Unless Executive and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.

(d) If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 18(a) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive shall promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 18(a)) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 18(a), Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

U.S. AUTO PARTS NETWORK, INC.		EXECUTIVE

By:	/s/ Robert J. Majteles	/s/ Shane Evangelist
Print Name:	Robert J. Majteles	Shane Evangelist
Title:	Chairman of the Board
Address:	16941 Keegan Avenue
Carson, CA 90746

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